SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2003

RENT-WAY, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	0-22026	25-1407782

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One RentWay Place, Erie, Pennsylvania		16505

(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (814) 455-5378

Not Applicable

(Former name or former address, if changed since last report)

Item 5. Other Events and Regulation FD Disclosure.

On December 29, 2003, Rent-Way, Inc. (the “Company”) issued a press release regarding the commencement of the Company’s exchange offer of its 11 7/8% Senior Secured Noted due 2010, which have been registered under the Securities Act of 1933, as amended, for the same aggregate principal amount of its outstanding 11 7/8% Senior Secured Notes due 2010. A copy of the news release is attached hereto as Exhibit 99.1.

Item 7. Financial Statements and Exhibits.

(c)     Exhibits.

Exhibit No.	Description
99.1	Press Release dated December 29, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 29, 2003	By: /S/ WILLIAM A. MCDONNELL
William A. McDonnell
Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated December 29, 2003.

EXHIBIT 99.1

Rent-Way Announces Commencement of Exchange Offer

ERIE, PA, December 29, 2003 — Rent-Way, Inc. (NYSE: RWY) announced today the commencement of an exchange offer for its 11 7/8% Senior Secured Notes due 2010. Pursuant to the exchange offer, $205 million of Rent-Way’s 11 7/8% Senior Secured Notes due 2010, which have been registered under the Securities Act of 1933, as amended, are being offered for exchange for $205 million of its outstanding 11 7/8% Senior Secured Notes due 2010, which were issued on June 2, 2003 in a transaction exempt from registration.

The exchange offer will expire at 5:00 p.m., New York City time, on January 29, 2004. The newly issued notes have substantially identical terms to the previously outstanding notes, except that the new notes have been registered under the Securities Act of 1933 and will not be subject to restrictions on transfer. The exchange offer was made to satisfy Rent-Way’s obligations under a registration rights agreement entered into with the initial purchaser of the outstanding notes at the time such notes were originally issued. Manufacturers and Traders Trust Company will act as exchange agent for the exchange offer.

Rent-Way has filed a registration statement, including a prospectus and other related documents, on Form S-4 with the United States Securities and Exchange Commission in connection with this exchange offer. The terms of the newly issued notes are set forth in the prospectus. This news release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Rent-Way

Rent-Way is one of the nation’s largest operators of rental-purchase stores. Rent-Way rents quality name brand merchandise such as home entertainment equipment, computers, furniture and appliances from 753 stores in 33 states.